Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461, 333-134749, 333-143048, 333-166601, 333-181685, 333-193970, 333-195633, 333-218086, 333-222480, and 333-226020 on Form S-8 of our reports dated February 28, 2019, relating to the financial statements of Itron, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers), and the effectiveness of the Itron, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
February 28, 2019